Exhibit 99.1

FOR IMMEDIATE RELEASE
December 22, 2003

For More Information, Contact:
Willard “Chuck” Lewis
Chief Operating Officer
(404) 653-2815

CITIZENS BANCSHARES CORPORATION ANNOUNCES REVISED THIRD QUARTER EARNINGS FOR 2003

Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), announced today that it amends previously announced 2003 third quarter earnings as reported in its November 4, 2003 earnings release.  Following a determination by its independent auditors, the Company changed its accounting treatment of one third quarter transaction related to shares of the Company’s common stock donated to it by an unrelated third party.  The Company recorded the donated shares as a non-monetary transaction to income based on its fair value, when in fact, it should have been recorded as an increase to the number of treasury shares.  This change in accounting treatment resulted in a $120,000 decrease in third quarter 2003 pre-tax earnings as reported in the November 4, 2003 earnings release.  As a result, both basic and diluted earnings per share were revised from $0.31 to $0.27 for the three month period ended September 30, 2003 and $0.95 to $0.91 for the nine month period ended September 30, 2003.

Citizens Trust Bank has been a partner in the Atlanta community since 1921. The goal from its inception was to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama. With nearly $400 million in assets, the 82-year-old bank maintains its position among the top 3 African American owned commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation, CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation